Exhibit 99.1

AITX’s RAD Marks Game-Changing Milestone of Over 1000 ROSA Units Built

ROSA’s ‘Security-In-A-Box’ Format Impacting the Security Landscape

Detroit, Michigan, January 23, 2025 — Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients, along with its subsidiary Robotic Assistance Devices, Inc. (RAD), proudly announces that is has surpassed the production of 1000 ROSA™ units. This milestone not only underscores RAD’s rapid growth but also reflects the current shift in the security industry towards intelligent, autonomous, ‘security-in-a-box’ solutions that simply everything from installation, implementation and operation as compared to legacy systems.

“The security industry is at a turning point,” said Mark Folmer, CPP, PSP, FSyI, President of RAD. “Organizations are realizing that legacy security methods are no longer enough. The success of ROSA proves that AI-driven solutions can deliver real results, deterring crime, providing real-time awareness, and cutting security expenses. With ROSA’s continued expansion, especially through platforms like RIO™, we are seeing unprecedented demand for solutions that are smarter, faster, and more effective.”

ROSA is a multiple award-winning, compact, self-contained security and communication device that can be installed and activated in about 15 minutes. Its AI-driven capabilities include human, firearm, and vehicle detection, license plate recognition, responsive digital signage, audio messaging, and seamless integration with RAD’s software suite for real-time notifications and autonomous intelligent responses. Two-way communication is optimized for cellular, including live video from ROSA’s high-resolution, full-color, always-on cameras. RAD has published six Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at retail centers, hospital campuses, multi-family communities, car rental locations and construction sites across the country.

“ROSA is the backbone of RAD’s solutions, and we have forecasts that predict we deploy another 1000 this year alone as sales continue to grow,” said Troy McCanna, former FBI Special Agent and now Chief Security Officer and Senior Vice President of Revenue Operations at RAD. “We talked about sales growth on the January 15 Investor Presentation, and ROSA continues to be cornerstone of a huge part of this coming year’s growth.”

“ROSA continues to set the standard for autonomous, intelligent security, and we’re just getting started,” said Steve Reinharz, CEO/CTO of AITX and RAD. “With the introduction of ROSA Gen 4, we are ushering in a new era of security technology. Enhanced processing power, deep integration with SARA, and expanded autonomous functions will further elevate ROSA’s ability to detect, analyze, and respond to security threats in real time, at a fraction of the cost of traditional security solutions. The future of security isn’t just coming, it’s here.”

ROSA units have been built and deployed for direct ROSA installations, ROSA-P installation and RIO™ deployments. RIO 180 features a single ROSA, while RIO 360 features dual ROSA units.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), continues to redefine security and facility management through its proprietary AIR (Autonomous Intelligent Response) technology, redefining the nearly $50 billion (US) security and guarding services industry1. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz

1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/